UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) April 27, 2007
NOVAVAX, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-26770 (Commission File Number)	22-2816046 (I.R.S. Employer Identification No.)

9920 Belward Campus Drive Rockville, Maryland (Address of principal executive offices)	20850 (Zip Code)
Registrant’s telephone number,including area code: (240) 268-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 27, 2007 and effective as of March 7, 2007, Novavax Inc., (the “Company”) entered into a consulting agreement (the “Agreement”) with Mr. John Lambert, the Chairman of the Company’s Board of Directors. The Agreement terminates on March 8, 2010, unless terminated sooner by either party upon 30 days written notice.
Under the Agreement, Mr. Lambert is expected to devote 1/3 of his time to the Company, including time from his base of operations in the United Kingdom and some time at the offices of the Company. As a consultant, Mr. Lambert will work closely with the senior management of the Company on matters related to clinical development of its products, including manufacturing issues, FDA approval strategy and commercialization strategy. He will be paid a fee of $220,000 per year in consideration for his consulting services.
In the event that the Agreement is terminated without cause or for a reason other than Mr. Lambert’s death or disability, either (1) within 18 months following a change in control (as defined in the Agreement) of the Company or (2) before a change in control but after the Board of Directors and/or senior management of the Company has entered into formal negotiations with a potential acquirer that results in a change in control of the Company, Mr. Lambert will receive a single cash payment of $375,000. To receive this payment, Mr. Lambert must sign a general waiver and release.
Mr. Lambert may not disclose any confidential information of the Company during the term of the Agreement or for 5 years following the termination of the Agreement.
The foregoing summary is qualified in its entirety by reference to the copy of the Agreement which will be filed as an exhibit to Novavax Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Novavax, Inc.
(Registrant)

May 2, 2007	By: Name: Title:	/s/ Len Stigliano Len Stigliano Interim Chief Financial Officer

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